News Release

Contact: Mike Majors	• 3700 S. Stonebridge Drive	• NYSE Symbol: TMK
972-569-3627	McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

FIRST QUARTER 2008 RESULTS

McKinney, TX, April 16, 2008–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2008, net income was $1.29 per share compared with $1.37 per share for the year-ago quarter. Net operating income for the quarter was $1.43 per share, an 8% per share increase compared with $1.32 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended March 31,		%	Quarter Ended March 31,		%
	2008	2007	Chg.	2008	2007	Chg.
Insurance underwriting income	$1.31	$1.20	9	$120.2	$119.3	1
Excess investment income	.91	.84	8	83.4	83.0
Parent company expense	(.02)	(.02)		(1.7)	(1.8)
Income tax	(.75)	(.69)	9	(68.5)	(68.1)	1
Stock option expense, net of tax	(.02)	(.01)		(1.6)	(1.3)

Net operating income	$1.43	$1.32	8	$131.8	$131.1	1

Reconciling items, net of tax:
Gain on sale of agency buildings	—	.01		—	.6
Realized gains (losses) on investments	(.05)	.07		(4.5)	6.5
Realized losses on company occupied property	(.01)	—		(1.4)	—
Medicare Part D adjustment	(.09)	(.03)		(8.6)	(3.1)
Tax settlements	—	—		—	.4
Net proceeds (cost) from legal settlements	.01	—		0.9	(.2)

Net income	$1.29	$1.37		$118.2	$135.2

Weighted average diluted shares outstanding (000)	91,877	99,026

INSURANCE OPERATIONS – comparing the first quarter 2008 with first quarter 2007:

Life insurance accounted for 68% of the Company’s insurance underwriting margin for the quarter and 57% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 29% of Torchmark’s insurance underwriting margin for the quarter and 36% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 7% of total premium revenue.

Net sales of life insurance increased 13%, while health sales fell 29%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter ended March 31, 2008	Quarter ended March 31, 2007	% Change
Life Insurance	$402.9	$391.5	3
Health insurance – excluding Medicare Part D	253.1	264.9	(4)
Health – Medicare Part D	46.6	54.7	(15)
Annuity	4.0	5.1	(21)

Total	$706.6	$716.1	(1)

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended March 31, 2008	% of Premium	Quarter Ended March 31, 2007	% of Premium	% Chg.
Insurance underwriting margins:
Life	$107.6	27	$101.8	26	6
Health	45.5	18	47.6	18	(4)
Health – Medicare Part D	4.9	11	5.1	9	(4)
Annuity	1.1		2.6		(57)

	$159.1		$157.1
Other income	.8		.9
Administrative expenses	(39.8)		(38.7)		3

Insurance underwriting income	$120.2		$119.3		1
Per share	$1.31		$1.20		9

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Direct Response was Torchmark’s leading contributor to total premium revenue ($140 million) and second leading contributor to total underwriting margin ($32 million). Life premiums of $129 million were up 5%, and the life underwriting margin of $30 million was up 3%. As a percentage of life premium, its life underwriting margin was 24%, the same as a year ago. Net life sales of $31 million increased 8%.

American Income Agency was Torchmark’s second leading contributor to total premium revenue ($133 million) and leading contributor to total underwriting margin ($44 million). AIL’s life insurance underwriting margin of $37 million was up 15%. As a percentage of life premium, underwriting margin was 32%, up from 31% and the highest of the major life distribution channels. Life premiums of $115 million grew 8% and were the second highest of the major life channels. Net life sales were $24 million for the quarter, up 17%. The number of AIL producing agents grew 9% to 2,616 compared with the year-ago quarter.

LNL Agency was Torchmark’s third leading contributor to total premium revenue ($106 million), including $72 million from life insurance which was down 3%. LNL’s total underwriting margin was $27 million, down 4%. LNL’s life underwriting margin of $18 million was down 6%. As a percentage of life premium, the life underwriting margin was 24%, down from 25% a year ago. Net life sales of $10 million were up 14% from the year-ago quarter. Producing agents grew to 2,840, up 62% from a year ago and 15% during the quarter. LNL revised the assumptions used to count producing agents in the first quarter to be consistent with the other distribution channels. Please see details at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

UA Independent Agency was Torchmark’s leading contributor to health premium ($95 million) and health underwriting margin ($16 million); however, its health premium declined 8% and underwriting margin declined 12%. Health underwriting margin as a percentage of premium fell 1% to 16%. Net health sales of $10 million remained the same.

UA Branch Office Agency was the second leading distribution channel in terms of health premium ($94 million), and health underwriting margin ($13 million). Underwriting margin was 14% of premium, the same as a year ago. Net health sales fell to $25 million and net life sales grew by $1.5 million. The number of producing agents at the UA Branch Agency fell 15% to 2,670 compared with the year-ago quarter.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. As expected, first quarter premium revenue was $47 million compared with $55 million in the year-ago quarter as the number of insureds declined slightly from previous years.

	Medicare Part D (dollars in millions)
	Quarter Ended March 31, 2008	% of Premium	Quarter Ended March 31, 2007	% of Premium	% Change
Premium	$46.6		$54.7		(15)
Policy obligations	(37.4)	80	(44.0)	81	(15)
Fees to PBM	(3.1)	7	(4.2)	8	(25)
Net amortization of DAC	(1.2)	3	(1.4)	3	(15)

Underwriting margin	$4.9	11	$5.1	9	(4)

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Underwriting margin from the annuity segment was $1.1 million, down 57% from the year-ago quarter. Annuities comprised less than 1% of the Company’s insurance underwriting margin for the quarter.

Administrative Expenses were $39.8 million, up 2.8% from the year-ago quarter, primarily the result of an increase in pension expense.

INVESTMENTS

Excess Investment Income – comparing the first quarter 2008 with the first quarter 2007:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended March 31, (dollars in millions, except per share data)
	2008	2007	% Change
Tax equivalent investment income	$168.2	$162.9	3
Tax equivalent adjustment	(1.4)	(.4)

Net investment income	166.8	162.5	3

Required interest:
Interest credited on net policy liabilities	(67.3)	(62.3)	8
Interest on debt	(16.1)	(17.2)	(6)

Total required interest	(83.4)	(79.5)	5

Excess investment income	$83.4	$83.0	—
Per share	$.91	$.84	8

In the current year quarter, tax equivalent investment income increased 3% in line with a 4% increase in the investment portfolio. Interest credited on net policy liabilities increased 8% in line with a 7% increase in the related liabilities. Interest on debt declined 6% due to a lower average rate on short term debt.

Investment Portfolio Composition at March 31, 2008:

The market value of Torchmark’s fixed maturity portfolio was $9.1 billion, $440 million lower than amortized cost of $9.5 billion. This net unrealized loss is comprised of $216 million gross unrealized gains, and $656 million gross unrealized losses. At amortized cost and market value, 93% of fixed maturities were rated “investment grade.” The fixed maturity portfolio, which at amortized cost comprised 95% of total invested assets, earned an annual effective yield of 7.0% during the first quarter of 2008, the same as the year-ago quarter. The investment portfolio contains no sub-prime mortgages or structured securities whose underlying collateral consists of sub-prime mortgages.

Acquisitions of fixed maturity investments during the quarter totaled $431 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended March 31,
	2008	2007
Average annual effective yield	7.2%	6.6%
Average rating	A-	A
Average life (in years) to:
First call	22	20
Maturity	35	29

Realized Capital Losses on Investments – during the quarter ended March 31, 2008:

During the quarter, the Company wrote down $2.2 million (after tax) of non-financial institution fixed securities due to impairment losses and incurred additional losses on fixed securities that were disposed of and other investments at a net loss of $2.3 million, for a total net after-tax loss of $4.5 million.

SHARE REPURCHASE – during the quarter ended March 31, 2008:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 2.5 million shares of Torchmark Corporation common stock at a total cost of $145 million at an average price per share of $59.04.

UPDATED EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2008:

Torchmark projects that for the year ending December 31, 2008, net operating income per share will range from $5.90—$5.96.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

Note: Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2007, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2008 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, April 17, 2008. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Director, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com